Exhibit A

POLEN CREDIT OPPORTUNITIES FUND

OFFICER’S CERTIFICATE

The undersigned, Joel L. Weiss, being the duly elected President of Polen Credit Opportunities Fund, a closed-end investment management company organized under the laws of the State of Delaware (the “Trust”), hereby certifies that the following is a true and correct copy of resolutions duly adopted by the Board of Trustees (the “Board”) of the Trust at a meeting of the Board of Trustees on September 17, 2026, and that said resolutions are still in full force and effect:

WHEREAS,	the Board has been informed by Polen Capital Credit, LLC (the “Adviser”) that the Adviser is recommending the deregistration of the Trust as an investment company registered under the 1940 Act;

WHEREAS,	the Board, pursuant to the Declaration of Trust, has the power on behalf and in the name of the Trust to implement the objectives of the Trust and to exercise any rights and powers the Trust may possess, including, without limitation, the power to cause the Fund to effect a deregistration of the Trust under the Investment Company Act of 1940, as amended (the “Deregistration”); now, therefore, be it

RESOLVED,	that the Deregistration be, and hereby is, approved, ratified, confirmed and accepted in all respects; and further

RESOLVED,	that the Board hereby authorizes, empowers and directs any officer or trustee of the Trust (collectively, the “Authorized Officers”), either alone or jointly, to execute and deliver those agreements, certificates, notices, instruments or documents, and to take those actions as such Authorized Officers deem necessary or desirable in connection with the Deregistration, including, but not limited to, at such time as the Authorized Officers upon advice of counsel shall determine, the filing of any documents required to effect the Deregistration, including but not limited to, an application for deregistration on Form N-8F with the Securities and Exchange Commission (“SEC”) to deregister the Trust with the SEC; and further

RESOLVED,	that the Board hereby authorizes, empowers and directs the Authorized Officers, in the name and on behalf of the Trust, to make all arrangements, to do and perform all such acts and things, and to execute and deliver all such certificates, instruments, documents and agreements as they may deem necessary of the Trust; and further

RESOLVED,	that the Board hereby authorizes, empowers and directs the Authorized Officers, in the name and on behalf of the Trust, to make all such arrangements, to do and perform all such acts and things, and to execute and deliver all such certificates, instruments, documents and agreements as they may deem necessary or appropriate to effectuate fully the intent and purposes of the foregoing directives, and state that the signature or signatures of one or more of the Authorized Officers or the taking of such actions by one or more of the Authorized Officers will be conclusive evidence that the same was deemed necessary or appropriate and was authorized thereby.

By:	/s/ Joel L. Weiss
Name:	Joel L. Weiss
Title:	President